                                                                    EXHIBIT 99.1

                                      [PATTERSON ENERGY, INC. LOGO APPEARS HERE]

NEWS
RELEASE
- --------------------------------------------------------------------------------

JOINT PRESS RELEASE

                 PATTERSON ENERGY AND TUCKER DRILLING EXECUTE
                          DEFINITIVE MERGER AGREEMENT

SNYDER, TEXAS, April 23, 1996--Patterson Energy, Inc. (NASDAQ: PTEN) and Tucker Drilling Company, Inc. (NASDAQ: TUCK) announced today that they have executed a definitive merger agreement in a transaction whereby Patterson and Tucker will merge through an exchange of common stock, with Patterson being the surviving company.

The merger agreement provides that each share of Tucker common stock will be converted into 0.74 of a share of Patterson common stock. Based upon Patterson's closing price on Monday, April 22, 1996 of $14.50 per share, the value of the Patterson shares to be issued for Tucker's 2,097,476 currently issued and outstanding shares would be $22.5 million and the value of the combined entity would be approximately $68.8 million.

The merger is conditioned upon the approvals of the common stockholders of each company, required regulatory approvals, and certain other conditions. The parties expect the merger to be consummated in mid-summer. It is anticipated that the transaction will be accounted for as a pooling of interests and will be tax-free to Tucker's common stockholders.

Cloyce A. Talbott, Chairman of the Board and Chief Executive Officer of Patterson, stated, "We are pleased to have the employees and shareholders of Tucker Drilling Company, Inc. as part of the Patterson Energy team. This merger will enhance Patterson's position in the rapidly consolidating domestic onshore drilling industry and will improve the Company's asset base, balance sheet and market position."

Larry J. Tucker, CEO of Tucker Drilling, Inc., said, "We are pleased to become a part of Patterson Energy, Inc. The combined companies are an excellent fit strategically, operationally and financially."

Patterson Energy, Inc. is a Snyder, Texas based energy company engaged in contract drilling and the exploration, development and production of oil and natural gas. Patterson operates 27 fully equipped land-based drilling rigs in West and South Texas and owns oil and gas properties in the same areas.

Tucker Drilling Company, Inc., a diversified energy company headquartered in San Angelo, Texas, is engaged in contract drilling, and exploration and development of oil and natural gas. The Company has 13 drilling rigs available for operation in Texas and Oklahoma, and has producing oil and gas wells and undeveloped acreage primarily in Texas.

For further information:
Patterson Energy, Inc.
James Brown, Vice President-Finance and Chief Financial Officer
915-573-1104